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                                 COMPUTER MOTION
                Intellectual Property Litigation Conference Call
                                    04/03/02
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COMPUTER MOTION
INTELLECTUAL PROPERTY LITIGATION CONFERENCE CALL                          PAGE 1


Operator:                           Good afternoon. My name is Angela and I will
                                    be your conference facilitator today. At this time I would like to welcome everyone to the Computer Motion Intellectual Property
                                    Litigation Conference Call. All lines have been placed on mute to prevent any background noise. After the speaker's remarks there will be a question and answer period. If you would like to ask a question during this time simply press star, then the number one on your telephone keypad and questions will be taken in the order they are received. If you would like to withdraw your question, press the pound key. Thank you. Mr. Tamkin, you may begin your conference.

Dan: Thank you. Good day everyone, and welcome to Computer Motion's Intellectual Property Litigation Conference Call. Joining us for the call today is Bob Duggan, our Chief Executive Officer and Chairman of the Board; Yulun Wang, our founder and Chief Technical Officer; Gene Teal, our Executive Vice President of Finance and Administration; and Darrin Uecker, our Chief Operating Officer. Before we begin, I'd like to remind everyone that during this call, we will make forward-looking statements concerning the company's business, products, research and development and regulatory activities.

                                    Any forward-looking statement speaks only as of on the date on which such statement is made, and the company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date of which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time-to-time and it is not possible for management to predict all such factors. Further, management cannot assess the impact of each such factor on the business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statement.

                                    Statements expressing the belief and
                                    expectations of management regarding future
                                    performance are forward-looking and involve
                                    risks and uncertainties including but not
                                    limited to quarterly fluctuations and
                                    results and other risks. These risks are
                                    detailed from time to time in the company's
                                    Security and Exchange Commission filings
                                    including the company's annual report on
                                    form
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COMPUTER MOTION
INTELLECTUAL PROPERTY LITIGATION CONFERENCE CALL                          PAGE 2


                                    10-K. Actual results may differ materially from management's expectations.

                                    Now I'd like to go ahead and turn the call over to Yulun. Yulun, please proceed.

Yulun: Thanks, Dan. And as all of you know some decisions came down from the United States Patent and Trademark office on Monday afternoon regarding our three interferences with Intuitive Surgical. These decisions came in about a 100-page, it's a greater than 100-page document, which are in fact public documents.

                                    Intuitive press released their opinion about these interference declarations about an hour before the market closed on Tuesday. This morning Computer Motion issued a press release prior to the market opening. These interferences deal with Computer Motion's patents `664, `583 and `193. The net upshot of these rulings were that the USPTO found with regards to the `664 patent the rulings were in our favor, the `583 patent still has some issues to be resolved, and with regards to `193 patent the rulings were not in Computer Motion's favor. However, I think it's important to point out this is a continuing and ongoing process and this recent event is one of many which have already occurred and more which are yet to follow. It's also important to note that both parties are allowed and may request reconsideration by the board and may additionally decide to take these disputes into civil court if they choose doing so.

                                    Now these interferences are important in the sense that they are with regards to three of the nine patents that Computer Motion is asserting against Intuitive Surgical for patent infringement in the U.S. District Court in California. What's also worth noting is that although Intuitive Surgical has attempted to bring other of these nine patents other than these original three into these interference proceedings, the USPTO has declined to include them. I think the point on that is that these other six patents are substantively different from those three involved in the interferences which is why the USPTO has decided not to include them.

                                    On March 25th, I guess just a week and a
                                    half ago, there was a status conference,
                                    both representatives from Intuitive Surgical
                                    and Computer Motion were there at the L. A.
                                    District Court and the
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INTELLECTUAL PROPERTY LITIGATION CONFERENCE CALL                          PAGE 3


                                    court decided at that point in time to lift the stay. On April 30th, they sat a status conference for May 6th in order to decide how the case should proceed with regards to discovery processes. Furthermore, the court told both parties to not submit any more motions with regards to the stay of the case.

                                    One of the first things that Computer Motion will do after this is to add a 10th patent to the litigation which we have not added to this point in time because of the stay being in effect.

                                    So in conclusion, the point is that these interference rulings are part of an ongoing process. Computer Motion is still very confident in our position and is continuing to proceed in what we believe to be the best actions in order to continue to defend our intellectual property and to assert it against others who we believe are in violation of it.

                                    So with that, I would like to turn it over to questions and answers.

Operator:                           At this time, I would like to remind
                                    everyone in order to ask a question, please press star then the number one on your telephone keypad. We'll pause for just a moment to compile the Q&A roster. Your first question comes from Michael Gregory.

Michael:                            Hello, gentlemen.

Yulun:                              Hello.

Michael: It seems that if you look at the two press releases by Intuitive and by Computer Motion that there's going to be some ongoing wrangling as to the relative importance of each of the patents both in the interference that we just saw as well as what's to come in California. Is there a way for you to outline the relative importance of each of these patents as you see it as it regards to the actual functionality of the device?

Yulun: Yeah. That's a good question. First, let me point out that the patents are public documents and so I mean what I can tell you is obviously our interpretation of them, but they are in fact public documents and anybody can access them, you can read them
                                    and actually make that decision for oneself.
                                    Having said that, I think that the three
                                    patents involved in the interferences as
                                    well as the
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INTELLECTUAL PROPERTY LITIGATION CONFERENCE CALL                          PAGE 4


                                    additional seven which we are and will be litigating against Intuitive Surgical are all good patents. I think that the relative importance of each one of them is truthfully hard to quantify with regards to some kind of numerical value. I think that the concept of image-based control, the concept of scaling, proportional movement, tremor elimination and all of these types of concepts are actually very important concepts.

                                    A layer of complexity on top of this is that when I say these concepts they're really generalizations of what are written in the patents and that's why I would ultimately refer you to what the patent states itself and so I guess in summary I think that the three patents involved in the interferences are important patents to Computer Motion and that's why we're going to continue prosecuting the interferences in the best way we see fit and then also those additional seven patents which are substantively different in many cases are also going to be important in this ongoing litigation. Next question.

Operator:                           Your next question comes from Larry
                                    Haimovitch.

Larry: Good afternoon. I actually have a few questions. Let me try to go in some reasonable order here. First question is, it doesn't appear that these rulings will involve an injunction that prevents you or Intuitive from selling in the market, nor does it involve the payment of royalties going forward, nor does it involve any penalties for patent infringement. Is that correct?

Yulun: That is absolutely correct. These interferences are with regards to -- is a first step towards ownership of the patents. You know, patents then when they're tried have to be asserted against another party as we have done so in the California case in order to actually go through a litigation of patent infringement. And infringement is yet a different issue than ownership as well as validity, as well as issues with regards to injunction and royalty. These are issues which aren't even on the horizon at this point in time with regards to these three interferences.

Larry: When might -- assuming that we get down the road a ways, either in your favor or theirs, when might we see -- just I realize you're probably taking a real stab, a real guess here, but if either party lost significantly, when might we see past
                                    penalties, royalties,
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INTELLECTUAL PROPERTY LITIGATION CONFERENCE CALL                          PAGE 5


                                    injunctions, any of that, are we looking at years still, or months, or what?

Yulun: You know -- you're correct in that it would just be taking a stab and for that reason I would be -- it's definitely not weeks or months, okay, but aside from that I would hate to say something more quantitative. I think that what happens is Computer Motion has these 10 patents which we're asserting against Intuitive. Intuitive has the one that they're asserting against us in the Delaware case. These are three more, it looks like on is clearly going our way. The other two are problematic for us. But we'll just need to also figure out the relative value and importance of each party's patent portfolio, too, in which case the issues you're bringing up in terms of royalties, injunctions, and stuff like that come into consideration.

Larry: Okay. Another question, you've given us guidance this year relative to when you might be cash flow positive or breakeven, I think we were talking about toward the very end, perhaps fourth quarter, do you anticipate an increase in litigation costs that result from these particular rulings that weren't previously factored in that would change your view of the rest of the year from a profitability standpoint?

Yulun: I think it's been known for many months here that the interferences were -- the decisions were coming in around now and so we had expected to be hearing from the interference board around now. In fact, it was originally thought it was going to be in December. And so this is not something which is outside of what we were anticipating.

Larry: And my final question, given that both companies are spending hundreds of thousands and who knows, maybe even millions of dollars on this, I realize these patents are ultimately very important, is it conceivable that you guys could get into a room and just hammer out a cross-licensing agreement that would end all this expense and time and get to a situation where you could co-exist in the marketplace, win on the basis of better execution in the market and not waste all this time and money litigating?

Yulun: I think that we're going to be having -- I think as businesses continue to move forward there is going to be ongoing dialogs and
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INTELLECTUAL PROPERTY LITIGATION CONFERENCE CALL                          PAGE 6


                                    if both parties decide it's in both of our best interests in order to do that then we would do that.

Larry:                              Where's the holdup now for making this
                                    happen?

Bob: Larry, this is Bob Duggan, there isn't any holdup, so we have stated publicly and I think the executives of Intuitive have concurred that at the right time a negotiated settlement would be important. Personally, I felt the rendering of any decision by a patent office and at least the initiation of court hearings in California would be necessary to allow the realities from both parties to be aligned so that certain negotiations can take place and I think that time is fast approaching.

Larry: So it's possible that at some point in the reasonably near future you guys could actually sit down and try to hammer out something that would maybe not get you everything you wanted, but allow you to move forward and concentrate on the real purpose which is to get product out to the customer.

Bob: Right. I think that's a fair statement. It would also be fair to say that at one point early on here we clearly felt that we had a patent portfolio that was completely one-sided. If these rulings were to remain as they are and in light of all recent developments we remain with a powerful patent portfolio. But in this game it takes one bullet to the heart to kill anybody and I think it's fair to say that we both have bullets that could shoot the other party down, but in that case there's no point to that, so that draws one in favor of your comment and we're aware of that and so I would respond to your question with a yes. But it's important to note that we do not feel, nor have we ever felt, nor do we feel in view of today's events or two days ago ruling that we are at a disadvantage in these negotiations. We remain with a powerful patent portfolio and we acknowledge that Intuitive has built a good portfolio of patents as well. So logically here to discuss this company to company makes a lot of sense.

Larry: Just one final thing to make sure I completely understood what was said earlier, I'm taking away from the prepared remarks you made that there were three issues, you
                                    won one, you lost one and one is still up in
                                    the air. Is that a reasonable conclusion
                                    from what you've said?
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INTELLECTUAL PROPERTY LITIGATION CONFERENCE CALL                          PAGE 7


Bob:                                That's a reasonable conclusion, yes.

Larry:                              Okay, thank you very much.

Bob:                                Okay. You're welcome.

Operator:                           Your next question comes from Don Ziegelman
                                    [PHONETIC]

Don: I have a few questions, too. The first one is somewhat technical. You cited in your press release Symbol v. Lemelson and that if there is delays for unreasonable amount of time obtaining the broad claims, blah, blah, blah, it goes on about filing and then you make the statement that -- you put it in the context of dates that the patent wasn't issued until March, but isn't the question when it was filed and was there a delay from the filing time?

Yulun: Yes and the filing date is -- the priority date is 1991.

Don:                                Okay, so this is just kind of
                                    miscommunicated, but it still a long delay.

Yulun: Yeah and I think the essential point that the press release was attempting to point out is that Computer Motion has been in the business and selling voice-controlled surgical robots since 1995, not patents existed on that playing field until March of 2001.

Don: Okay. The second one, I think it goes somewhat to what the other two questions hit on, one is, you read this press release about an event and you read your adversaries press release about the same even, it sounds like the tale of two cities, who's not -- I mean what they've said according to you is just not the truth or a very long stretch of what the truth is. Are there any addition claims, section five claims that one might think could be taken from here?

Yulun: Well, I think that our attempts of drafting our press release was just to state the facts. I think that additionally the documents are public documents. The patents are public documents. The recent interference ruling documents are public
                                    documents and so the fact of what happened
                                    at the status conference was a public
                                    document. These are all public documents and
                                    our intention was to state the facts of what
                                    those public documents said with obviously a
                                    lot fewer words.
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INTELLECTUAL PROPERTY LITIGATION CONFERENCE CALL                          PAGE 8


Don: Okay. My last question, again, relates to what somebody else asked, have you made any kind of assessment of what your costs have been, what your costs will be both in capital and your executives time, calculated what that would be against what a potential licensing arrangement would be and kind of made some kind of determination that, you know, it doesn't makes sense, or it does make sense to pursue litigation and to what point?

Bob: The answer as to your questions, yes we have made an assessment and as I stated earlier we have said that at a point in time negotiations would be in all shareholders interests and I personally feel that time has come.

Don: Well, taking almost a quarter of your equity value away today would lead one, this shareholder, to conclude that it makes sense to get this put past you. Thank you.

Operator:                           Your next question comes from Tom Shepherd.

Tom: This is for Yulun. Yulun, the two patents that appear that we may have lost here, if we have, is when you read them it's kind of, it seems vague for me to really understand exactly what they're talking about, but the functionality that that contributes to the system, is there a different way that you see to be able to do it if we had to go that route?

Yulun: I think that the patents are good patents and I think that we haven't taken a tremendous amount of time of analyzing that at this point in time, what we have been analyzing in great detail is how to proceed with these interference proceedings such that they ultimately end in our favor we have the arguments that we made at the interference board we think are very solid and we think that we can continually do a better job of presenting those arguments and so we've really been focusing more time and energy on that aspect.

Tom: Because if I read this correctly, isn't one of them the interchangeability of instruments in the system?

Yulun: Well you know, the patents all have many claims, right? And the claim that you're referring to there is not at issue at the interferences as far as I know, yeah, they're not, so that is not one of the
                                    claims at issue.
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INTELLECTUAL PROPERTY LITIGATION CONFERENCE CALL                          PAGE 9


Tom:                                Okay.

Operator:                           Your next question comes from Jan Wald.

Jan:                                Good afternoon everyone.

Bob/Yulun:                          Hi Jan.

Jan: I guess, just in terms -- a lot of the questions I had have been asked but I guess one thing that I guess I would like to know is, this is going to be a long drawn out process and I'd like to get some sense of how you think the process is going to proceed, what are the steps that are likely and if any -- if you can, and I realize this is a real stretch, if there's any kind of timing that you can associate with those steps, just so that we can set our expectations because this is going to be, at least in my mind, a constant news flow that's going to come out over the probably two to three [INAUDIBLE]?

Yulun: I think that as you know, there's many different aspects of the overall litigation, the Delaware case is set actually for trial in August. I think that, so that's one kind of benchmark. I think that the decision in the Lemelson case was obviously, I think, pivotally helpful to us. I think that the U.S. District Court case now with the stay being over on May 6th will have a lot more visibility in terms of how that's to proceed. The recent European ruling is actually very interesting and we're analyzing the possibilities how to best utilize that and the interferences, we're evaluating how to best respond in light of these recent decisions which were just issued a couple days ago.

Jan: But Yulun, let's say you go to -- the next step would be to work the interference claims and get those resolved in one way or the other, the next step after that would be what, would it be a patent litigation case in front of a jury?

Yulun: Well, what's important is, I think, the main thing which is of importance is that the California case, the stay is ending and so this is a case where we're litigating against Intuitive Surgical for a patent
                                    infringement. Now these decisions of the
                                    USPTO will play a role in that, though its
                                    role is not fully known or understood at
                                    this point in time, I think that what's
                                    valuable is that we have these additional
                                    seven patents which are free and clear of
                                    the
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INTELLECTUAL PROPERTY LITIGATION CONFERENCE CALL                         PAGE 10


                                    interferences which we're going to be moving forward on and then would be as your original question, what time frames it's going to operator that under, we're going to know a lot more about that on May 6th.

Jan: Okay. But you're expecting this to drag, not drag, but I mean just the process of the litigation is probably going to be a year or so and then there will be appeals. In the meantime you might be able to come to some resolution with Intuitive Surgical.

Yulun: Yeah, our hope is on the California case that would not drag on for years, but I can't say, I don't know and I think we'll know a lot more very soon here.

Bob: Jan, as a practical matter, if the case were to commence reasonably soon after the May agreement, there'd probably be three months of discovery and then it would go to trial and if you have to add up how long that would take, it shouldn't take more than a
                                    few months then a decision would be
                                    rendered. Post that decision you would
                                    expect an appeal and that process could
                                    probably take a year and a half post that,
                                    but substantive impact could be had on any
                                    decision. I think the more important thing
                                    to focus on here, we are both in the
                                    business of conceiving, and making, and
                                    selling and servicing anthropomorphic like
                                    intelligent, interactive devices and it's
                                    pretty clear here that as one would do that
                                    if one would do that someone may have the
                                    rights to the brain, someone else may have
                                    the rights to eyelids and eyelids opening
                                    and blinking and there are so many features
                                    and functions that are necessary for the
                                    full product to work effectively that it
                                    doesn't take one to have too much of any one
                                    aspect to render the other system
                                    unaffected, so since we're both out doing,
                                    you know, working in healthcare and yielding
                                    positive benefits to the patient public and
                                    showing that these products have a
                                    meaningful role in society, I don't think
                                    any judge is going to put one or the other
                                    out of business. So given that we both have
                                    shown that we've got some things of
                                    importance it draws one to the conclusion
                                    that money's best spent in ironing out a
                                    settlement so I think that that's the
                                    direction that both companies will take. I
                                    can't speak on behalf of Intuitive, but I
                                    think they feel fine about battling this out
                                    in the marketplace and personally I feel we
                                    feel fine about that as well. So now it's a
                                    question of sitting down, putting these
                                    portfolios on the table, evaluating their
                                    relevance and significance of each of our
                                    portfolios to make sure
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INTELLECTUAL PROPERTY LITIGATION CONFERENCE CALL                         PAGE 11


                                    that we server our shareholders and you
                                    could put a timeline on that but I wouldn't think that'd take longer than - that should be done within a matter of a year rather than 2-1/2 or 3 years and we'll see how much progress we can make on that, but I believe that that will be the next step.

Jan: I hope it is actually. That's all I have, thanks.

Bob:                                Okay.

Operator:                           Your next question comes from Bill Mauerman.

Bill:                               Hi guys.

Bob:                                Hi Bill.

Bill: Yulun, I have a couple questions for you and I apologize, I'm not an expert in the field of patents, but on the `193 and the `583 patents, in general, can you tell me what those cover and what this ruling means. I mean does it mean that you're infringing on their patents if the `193 patents invalid and then also, I remember in a couple of conference calls back you had mentioned that one of your patents basically cover the use of robotics in surgery, is that one of these patents that being discussed here? And if you could let me know which one it was. Thanks,

Yulun: Yeah, Bill the -- again, I'd like to preference my remarks that these are public documents and you can read the patents and you can read the claims and to be honest it's difficult to collapse the claims into a
                                    one phraser with concise accuracy, okay, so
                                    with that in mind one of, you know, what's
                                    going on in the interference proceedings
                                    with the `193 patent in particular is the
                                    interpretation of the words in the claims
                                    and as we all know the English language, you
                                    can say the same phrase, it could mean
                                    different things to different people. And
                                    what the USPTO is determining is how they
                                    believe the words should be interpreted and
                                    what's going on on the `193 patent in
                                    particular is the interpretation of the
                                    words are different than what we had than
                                    what we want the words to be interpreted as
                                    and so obviously our intent and goal is to
                                    see if we can get the words interpreted in a
                                    way that we believe are the way we intended
                                    them when we wrote the specification. So
                                    with that kind of as a preface and your
                                    asking kind of what these patents
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INTELLECTUAL PROPERTY LITIGATION CONFERENCE CALL                         PAGE 12


                                    mean, it's difficult to answer in the sense that, one, the interpretation of words are kind of being decided right now and then secondarily they're kind of each claim is maybe a few hundred words and to boil it down into a phrase or two is I think it's too difficult for me to do.

Bill: Okay, I mean, if it's subject to interpretation, I could read the patent, I'm probably going to come up with a third interpretation, correct.

Bob:                                That's his point.

Yulun:                              Yeah, that's my point, exactly.

Bill:                               Okay.

Yulun: So I'm sorry for such a non-specific answer, but it's just - it's too hard for me to answer that directly and concisely in a way which would be meaningful to you.

Bob: If I could say something, this is Bob speaking, you know, going into this patent hearing we had 9 patents and 43 claims in front of the California court system. Coming out of it if it were -- if a worst case coming out of it to my understanding of it and this is, I'm not an attorney and this is not my principal activity inside the company, but to my understanding of it, we have 25 claims and they now have five. So we've had a reduction in claims and they've gone from none to some. But as I pointed out earlier in these intelligent, interactive, anthropomorphic like devices you don't have to have all the claims to win or lose the case. If you have the claim of thinking in the human body then the other guy's pretty much dead if he can't think. So in these cases my assessment here is that we both have powerful claims, and given that we both have powerful claims I think that the time has arrived to sit down and say can the executive put these on the table, discuss them, the probabilities or possibilities of cross-licensing, I think we both have sufficient claims that if they were to be upheld in court we could pretty much invalidate the other person's system. So neither one of us want to do that, that's not in either of our interests, so I think at this point we need to sit down and discuss it. And we will -- I will be making moves in that direction soon and it remains to be said that we have powerful claims inside our portfolio and I
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                                    believe that Intuitive has claims that are
                                    worthy of respect also, so I think it's
                                    pretty clear what we have to do and it's unfortunate that the shareholders have to suffer through a lot of nitpicking, but these rulings were in excess of 100 pages and it's 100 pages with a lot of terminology and a lot of interpretation and it gets to be incredibly convoluted that there will be ultimately if we go through court cases there could be a million pages of documents here, so frankly I believe the time has some to use our intelligent capabilities to resolve this in a different manner.

Bill: Got you. And then one other quick question on the Delaware case, how does that relate to the California case and did Intuitive do anything to delay the issuance of that patent You said it was filed in '91 and issued in 2000, was there stuff that Intuitive did or the patent holder if it wasn't Intuitive did to cause that patent to be delayed in being issued because it seems like that's what the Symbol case was saying that if the patent holder causes the delay then you can't make the claims, but if it was something that was not in their realm of control then it would not be against them. If you could kind of comment on that, thanks.

Yulun: Yeah, you know, I guess we're getting -- a detailed response to that gets a little bit too much into our specific strategies of the case , but I think the parts which are public are that the priority date of that patent is 1991, so that's when the patent was basically filed. We came out with voice-controlled robots in 1996, then Intuitive licensed -- the 1991 filing was with IBM, okay, it's an IBM patent, and then by 1997 or `98, I can't remember which Intuitive licensed the patents from IBM and then in March of 2001 the voice-controlled robot patented, the `984 patent is issued, and so I think with just with those dates you can kind of draw your own conclusions.

Bill: Okay, but when you came out with your product in '95, you were aware of that patent, obviously, you would have done a patent search before...

Yulun:                              No, we were not.

Bill:                               Oh, you were not.

Yulun:                              Right. That's the key, because it's not
                                    issued.
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INTELLECTUAL PROPERTY LITIGATION CONFERENCE CALL                         PAGE 14


Bill: Okay so filled patents, they don't count for anything then necessarily, it's got to be issued?

Yulun: Filed patents are not, nobody knows what patents are in the filled or pending state.

Bill: Oh, okay, so when I go to patent Web sites, all that has is issued patents, not ones that have been filed?

Yulun:                              Correct.

Bill:                               Okay, okay, thank you.

Yulun:                              Okay.

Operator:                           Your next question comes from Ronald
                                    Goodson.

Ronald:                             Hi.

Yulun:                              Hi.

Ronald: Well more to this trying to understand the Lemelson, the dating so if there is not a successful negotiation is it your assertion that you have a valid and sustainable argument to the court based on your latches theories?

Bob:                                Yes.

Yulun: We believe that that is actually one of several which we believe are very substantive arguments.

Ronald:                             Okay.

Yulun:                              And that one's the most significant.

Ronald: Okay. Well, then I'm going to ask about the future. In the last conference call there was some discussion of Computer Motion
                                    becoming the Qualcomm of the medical
                                    robotics industry or the operating room of
                                    the future, how do these decisions announced
                                    recently conflict with the patent portfolio
                                    that you intended to license? Are they
                                    different patents?
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INTELLECTUAL PROPERTY LITIGATION CONFERENCE CALL                         PAGE 15


Yulun: That we intended -- you mean to license? I didn't understand whether you're referring to us licensing our patents to others or others...?

Ronald: Well, the Smith and Nephew and the Intelligent Operating Room which I presume is based around HERMES?

Yulun: Those are not related to these interference proceedings at all.

Bob: So that strategy is in effect and we continue to go forward on that strategy which is becoming the operating system of the operating room leveraged around the technology embedded in the HERMES product. Regard to licensing our technology a successful negotiation with Intuitive would involve licensing, it would be a step in the direction of the earlier comments, then in that negotiation one either would or wouldn't reserve the right to an exclusive license or a non-exclusive license and to the degree that the licenses granted to us or granted by us were non-exclusive the party would have the right to license them to others. And to the extent that one did that and generated revenues from it then you build up a portfolio of licenses that have been granted to others to allow them to participate in this business. I think at this point the two companies have an overwhelmingly strong portfolio in the area of robotics in the practice of operating room procedures.

Ronald:                             Yeah, certainly in some cooperation you
                                    would elbow out other competitors.

Bob:                                It's possible.

Ronald: So am I to understand that there are valuable avenues that the company could take that could generate revenue should this current patent fight go disastrously long term?

Bob:                                Well, I think that I wouldn't be investing
                                    on that premise, okay. I think what's in
                                    front of us today on behalf of our
                                    shareholders is to bring our best efforts to
                                    negotiate cross-licenses and to settle this
                                    through proceedings other than the court
                                    system. We have the court system as a backup
                                    to make sure that if either party feels that
                                    they're being taken advantage of unfairly,
                                    you always can go to the courts, so we know
                                    a lot about that now. We spent good money in
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INTELLECTUAL PROPERTY LITIGATION CONFERENCE CALL                         PAGE 16


                                    that direction and we understand that well.
                                    So we know the cost of that and we have
                                    examined the cost of negotiating it and at this point I feel negotiations are a better way to spend shareholders money than aggressively pursue this in court because of the time and the challenges that that entails. And I've said earlier it just - to negotiate this it just requires that each party have patents that could effectively render the other system less effective if one didn't have access to them, so and I think that in theory that that's possible that condition exists. So I stated again, I think the proper move here is to negotiate this. The precedents been set. U.S. Surgical and Ethicon had a long drawn out battle, then they changed their mind, negotiated, in a brief amount of time they settled their disagreements, so this wouldn't be the first time that this has been worked out in this direction.

Ronald: So let's ask, how did the first quarter turn out?

Bob: That's the subject of a different conference call that will occur a little later this month. We'll announce that within the next day or two as to the date.

Ronald:                             Okay, thank you.

Bob:                                You're welcome.

Operator:                           Your next question comes from Michael
                                    Gregory.

Michael: Patent `193, which was ruled in Intuitive's favor has traditionally, at least in their camp, been a very important patent to note to cite the abstract covers the robotic system that moves a surgical instrument in response to the actuation control panel operated by a surgeon. Now, my question is and hopefully you can help me out, are there any patents that you can cite potentially those as part of the infringement in California that, if won, would allow you to maintain the current design and function without interfering with the `193?

Yulun: Again, what's being discussed in the `193 is the interpretation of the words of the `193 and our, the interpretation we had given the patents, obviously, I think the USPTO is not agreeing with at this point in time. And so
                                    I think that the answer to your question is
                                    it's difficult to say right now because
                                    there's still arguments going over
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INTELLECTUAL PROPERTY LITIGATION CONFERENCE CALL                         PAGE 17


                                    with regards to what the words in the `193 patent really mean.

Bob: So we're not agreement with the patent office's conclusions and there's nothing that we're saying today should leave one to believe that we are. And there are methodologies and avenues for appeal on these and if it's necessary we would do that. I'd be surprised if we don't and in fact I will lead the company in the direction of appealing these rulings. So don't assume that we've lost this. Our competitor, it took them quite a while to get the patent office to reverse their thinking on issued patents and they have recently prevailed in that direction but if one were to play that game out, it's certainly not over.

Yulun: It's actually worth noting what Bob just said, it took Intuitive Surgical a year and a half to get the interferences declared in the first place and they had to overcome, I don't know how many objections, but it was at least one.

Michael: On appeal, have you made a decision yet as to whether or not you want to pursue through the federal circuit or through the district court?

Bob:                                We have not.

Michael:                            Okay.

Operator:                           Your next question comes from Tom Shepherd.

Tom: Actually, my questions have been answered, but just a quick side question and that is on the FDA front are we still at this anticipating in the second quarter here general and laparoscopic procedures to be approved or [INAUDIBLE]?

Bob: We anticipate filing very shortly and that -- once that is filed, which should now be within a matter of days, that should take 90 days give or take 30 on either side.

Tom:                                Okay, thank you.

Bob:                                Yeah.

Operator:                           At this time there are no future questions.
                                    I'm sorry, you do have
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INTELLECTUAL PROPERTY LITIGATION CONFERENCE CALL                         PAGE 18


                                    one question from Mike Stein

Mike: I joined the conference a little late so please forgive me if the question's been answered already. My question is on the different rulings there have been some in favor of Computer Motion, some in favor of Intuitive, based on the other questions that have been asked it seems to be looking for some kind of settlement where you can go on forward and proceed for the purpose of the company which is to make sales, my question is basically that it seems to me that prior to this all the patents were basically in favor of Computer Motion and Intuitive had little ground to stand on, obviously, they do have some ground to stand on now, and you're talking about more or less getting together with them and trying to resolve this matter and go forward, could you please tell me since most of the patents [INAUDIBLE] in favor of Computer Motion, do you think in this settlement that you're looking to come to that they would more or less have to pay royalties to Computer Motion, not the other way around?

Bob: That's to be negotiated. We would hope that your assessment of that is correct, but that's the purpose and point of negotiations and only in the fullness of time we'll have that ironed out. We'll both represent ourselves as well as we can here, but suffice it to say I believe the time has
                                    come. We're very confident we have a
                                    powerful portfolio. I would expect that to
                                    be put on the table, as will theirs. In this
                                    kind of an event we can also put patents
                                    that have been filed on the table and look
                                    and see to what degree we want to exchange
                                    with one another, so it's more than just who
                                    owns what patents that have passed through
                                    the patent office, as in this case you can
                                    have a patent and think you own it and have
                                    it reversed in the short term and there are
                                    many instances of patent office rulings
                                    being overturned. So it's just - when you
                                    evaluate all of that it's a tremendous
                                    amount of energy, financial and
                                    intellectual, that goes into that and to the
                                    benefit of the attorney's, certainly not to
                                    the shareholders, it adds confusion and
                                    consternation, and view is to move beyond
                                    that and the executives here made a decision
                                    to move in that direction, so we really
                                    can't - we can just tell you we'll do the
                                    best we can on that and we're pleased with
                                    the portfolio that we have and over time
                                    we'll let you know whether we have or
                                    haven't initiated communication and as we
                                    achieve an outcome, of course we'll announce
                                    that of course right away.
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INTELLECTUAL PROPERTY LITIGATION CONFERENCE CALL                         PAGE 19


Mike: Well, I wish you guys well with good luck and I, once again, I hope that you play a good poker hand.

Bob: Thanks. [INAUDIBLE] got the good wishes and good luck.

Yulun:                              Thanks.

Mike:                               Thank you.

Bob:                                Any further questions?

Operator:                           No, not at this time.

Bob: Okay. Thank you for attending the call and we'll look forward to an announcement soon relative to our earnings conference call. Thank you very much.

Operator:                           This concludes today's conference. You may
                                    now disconnect.